Exhibit 10.2

DER No.:

FIELDSTONE INVESTMENT CORPORATION EQUITY INCENTIVE PLAN

DIVIDEND EQUIVALENT RIGHTS AWARD AGREEMENT

Fieldstone Investment Corporation (the “Company”) hereby grants an award with respect to dividend equivalent rights (the “Dividend Equivalent Rights”) on the Company’s common stock (the “Stock”) to the Holder named below.  The terms and conditions of the Dividend Equivalent Rights are set forth in this cover sheet, in the attachment, and in the Company’s Equity Incentive Plan (the “Plan”).

Grant Date:

Dividend Equivalent Rights Expiration Date:

Name of Holder:

Number of Dividend Equivalent Rights:

Option:  Non Qualified Option Agreement dated                  between the Company and the Holder.

Option Shares: Number of Shares Covered by the Option Agreement

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Holder:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

Dividend Equivalents

You will be entitled to a cash payment (the “Dividend Equivalent”) based on the amount of any cash dividends paid by the Company on the Stock after the Grant Date and prior to the termination of the Dividend Equivalent Rights. The Dividend Equivalent will be calculated as the product of: (a) the number of shares remaining subject to the Option as of the ex-dividend date for the Stock times (b) the per share cash dividend amount paid to holders of the Stock.

The Company will pay the Dividend Equivalent to you in the following manner:

•      While the Option is unvested, Dividend Equivalents will be credited and deemed invested in phantom shares of Stock at the closing price of the Stock on the dividend payment date. The phantom shares shall themselves be credited with dividend equivalents at the same time, and in the same amount, as cash dividends are paid on the Stock. The total amount of credited Dividend Equivalents, as adjusted for the performance of Stock (including the deemed payment and reinvestment of dividends on the phantom shares), will be paid to you in cash at such time as the Option becomes vested. The cash value of any phantom shares credited as Dividend Equivalents shall be determined by dividing the number of phantom shares by the Fair Market Value of the Stock on the vesting date.

•     Once the Option becomes vested, Dividend Equivalents will be paid to you with regard to the unexercised portion of the Option (determined as of the ex-dividend date) at the same time as cash dividends are paid to the holders of Stock.

No Dividend Equivalents will be credited or paid based on dividends that have an ex-dividend date that is later than the date on which your Service terminates for any reason.

Term

Your Dividend Equivalent Rights will expire in any event at the close of business at Company headquarters on the Dividend Equivalent Rights Expiration Date shown on the cover sheet. Your Dividend Equivalent Rights will expire on the earlier of (i) termination of your Services, as described below, (ii) the full exercise of the Option, or (iii) termination of the Option. No Dividend Equivalents will be credited or paid following the termination of your Dividend Equivalent Rights.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your Dividend Equivalents and the Dividend Equivalent Rights shall immediately expire.

Death

If your Service terminates because of your death, the total amount of credited Dividend Equivalents will be paid to your estate or heirs in cash no later than one hundred eighty (180) days following your Death. The cash value of any phantom shares credited as Dividend Equivalents shall be determined by dividing the number of phantom shares by the Fair Market Value of the Stock on the date of your Death. Upon the payment of the Dividend Equivalents, your Dividend Equivalent Rights will expire.

Disability

If your Service terminates because of your Disability, the total amount of credited Dividend Equivalents will be paid to you in cash no later than one hundred eighty (180) days following the termination date.The cash value of any phantom shares credited as Dividend Equivalents shall be determined by dividing the Fair Market Value of the Stock on the date of the termination of your Services due to Disability. Upon the payment of the Dividend Equivalents, your Dividend Equivalent Rights will expire.

Leaves of Absence

For purposes of your Dividend Equivalent Rights, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Withholding Taxes

In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the payment of Dividend Equivalents, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of Dividend Equivalent Rights

You cannot transfer or assign your Dividend Equivalents or Dividend Equivalent Rights. For instance, you may not sell your Dividend Equivalents or Dividend Equivalent Rights or use them as security for a loan. If you attempt to do any of these things, your Dividend Equivalent and Dividend Equivalent Rights will immediately become invalid. You may, however, dispose of your Dividend Equivalent Rights in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Dividend Equivalent Rights in any other way.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Agreement. Any prior agreements, commitments or negotiations concerning this Agreement are superseded.

Other Agreements	You agree, as a condition of the grant of this Award, that you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.

Section 409A

Anything in this Agreement to the contrary notwithstanding, if under the terms of this Agreement you would receive any payment that, absent the application of this paragraph, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment shall be payable prior to the date that will cause such payment not to be subject to such interest and additional tax.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.